Exhibit 10.13

FREESCALE HOLDINGS L.P.

2006 INTEREST PLAN

SECTION 1. Purpose. The purposes of this Freescale Holdings L.P. 2006 Interest Plan (the “Plan”) are to promote the interests of Freescale Holdings L.P. (the “Partnership”) and its partners by (i) attracting and retaining exceptional officers and other employees of the Company and (ii) enabling such individuals to acquire an equity interest in and participate in the long-term growth and financial success of the Company.

SECTION 2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” shall have the meaning assigned such term in the Investors Agreement.

“Award” shall mean the grant of Interests.

“Award Agreement” shall mean any written agreement, contract, or other instrument or document (which may include provisions of an employment agreement to which the Company is a party) evidencing any Award granted hereunder.

“Board” shall mean the Board of Directors of the General Partner.

“Cause” shall have the meaning assigned such term in the Investors Agreement.

“Change of Control” shall mean any of the following: (i) a Change of Control within the meaning of the Investors Agreement; (ii) directly or indirectly a sale, transfer or other conveyance of all or substantially all of the assets of Freescale Semiconductor, Inc. (“Freescale”), on a consolidated basis, to any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), as an entirety or substantially as an entirety in one transaction or series of related transactions; (iii) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than one or more Qualified Institutional Investors, is or becomes the “beneficial owner” (as that term is used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable), directly or indirectly, of more than 50% of the total voting power of all Voting Stock then outstanding of Freescale, provided that for so long as (x)

the Partnership and its subsidiaries own more than 50% of the total voting power of all Voting Stock of Freescale and (y) one or more Qualified Institutional Investors own more than 50% of the total voting power of all Voting Stock of the general partner of the Partnership, such Qualified Institutional Investors will be deemed to beneficially own the Freescale Voting Stock owned by the Partnership and its subsidiaries; or (iv) during any period of 24-consecutive months, individuals who at the beginning of such period constituted the board of directors of Freescale (together with any new directors whose election by such board of directors or whose nomination for election by the stockholders of Freescale was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of Freescale then in office.

“Committee” shall mean the Board or any person or persons designated by the Board to administer the Plan.

“Company” shall mean the Partnership and its Affiliates.

“Disability” shall have the meaning assigned such term in the Investors Agreement.

“Effective Date” shall mean the date the Plan is adopted by the Board, or such later date as designated by the Board.

“Employment” shall mean a Participant’s employment or other service relationship with the Company. Unless the Committee provides otherwise: A Participant who receives an Interest in his or her capacity as an Employee will be deemed to cease Employment when the employee-employer relationship with the Company ceases. A Participant who receives an Interest in any other capacity will be deemed to continue Employment so long as the Participant is providing services in such capacity. If a Participant’s relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant will be deemed to cease Employment when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“General Partner” shall mean Freescale Holdings GP Ltd, a Cayman Islands exempted company limited by shares.

“Interest” shall mean a “Class B Interest” as defined in the LP Agreement.

“Investors Agreement” means the Investors Agreement by and among the Partnership, Freescale Holdings (Bermuda) I, Ltd., Freescale Holdings (Bermuda) II, Ltd., Freescale Holdings (Bermuda) III, Ltd., Freescale Holdings (Bermuda) IV, Ltd., Freescale Acquisition Holdings Corp., Freescale Acquisition Corporation and Certain Freescale Holdings L.P. Investors and certain stockholders of Freescale Holdings (Bermuda) I, Ltd. dated as of December 1, 2006.

“Limited Partner” shall have the meaning assigned such term in the LP Agreement.

“LP Agreement” shall mean the Agreement of Exempted Limited Partnership of the Partnership, dated as of December 1, 2006, as amended from time to time.

“Partnership” shall mean Freescale Holdings L.P., a Cayman Islands exempted limited partnership, together with any successor thereto.

“Participant” shall mean any officer or other employee of the Company eligible for an Award under Section 4 and selected by the Committee to receive an Award under the Plan.

“Plan” shall mean this Freescale Holdings L.P. 2006 Interest Award Plan.

“Qualified Institutional Investors” shall have the meaning assigned to such term in the Investors Agreement.

“Registration Rights Agreement” shall mean that certain Registration Rights Agreement, dated as of December 1, 2006 by and among the Company and certain other parties.

“Retirement” the Participant’s voluntary termination of Employment other than for Cause after the date on which the Participant has reached the age of 55 and has a total of at least five years combined and continuous employment with the Company, taking into account the Participant’s continuous period of service with Freescale Semiconductor, Inc. and Motorola prior to the consummation of the transactions contemplated by the Merger Agreement (as defined in the Investors Agreement).

“Unvested Interests” shall have the meaning assigned to such term in the Investors Agreement.

“Vested Interests” shall have the meaning assigned to such term in the Investors Agreement.

“Voting Stock” shall mean all classes of capital stock or shares then outstanding and normally entitled to vote in elections of directors.

SECTION 3. Interests Subject to the Plan.

The total number of Interests which may be issued under the Plan is 344,365.06. Interest which are subject to Awards which terminate or lapse may be granted again under the Plan.

SECTION 4. Administration.

(a) The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the number of Interests to be covered by an Award; (iii) determine the terms and conditions of any Award; (iv) determine whether, to what extent, and under what circumstances Awards may be settled, exercised, canceled, forfeited, or suspended; (v) interpret, administer, reconcile any inconsistency, correct any default and/or supply any omission in the Plan and any instrument or agreement relating to an Award made under the Plan; (vi) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (vii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(b) All designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all persons, including the Company, any Participant, any holder or beneficiary of any Award, any Limited Partner and the General Partner.

SECTION 5. Eligibility. Any officer or other employee to the Company (including any prospective officer or employee) shall be eligible to be designated a Participant.

SECTION 6. Awards.

(a) Grant. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Awards shall be granted, the purchase price, if any, of an Award, the number and class of Interests to be covered by each Award and the conditions and limitations applicable to the Award.

(b) Subject to LP Agreement and Investors Agreement. As a condition to the grant of an Award, the Participant will be required to become a party to the LP Agreement and the Investors Agreement and the Interests acquired will be held subject to the terms and conditions of the LP Agreement and the Investors Agreement.

(c) Adjustments. In the event of any change in the outstanding Interests after the Effective Date by reason of any reorganization, recapitalization, merger, consolidation, spin off, combination or transaction or exchange of Interests or other exchange or any transaction similar to the foregoing, the Board in its sole discretion and without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of Interests or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards and/or (ii) any other affected terms of such Awards.

SECTION 7. Amendment and Termination.

(a) Amendments to the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that any such amendment, alteration, suspension, discontinuance, or termination that would materially adversely affect the rights of any Participant or other holder of an Award theretofore granted shall not to that extent be effective without the consent of the affected Participant.

(b) Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination not expressly contemplated by the Plan that would materially adversely affect the rights of any outstanding Award shall not effective without the consent of the affected Participant.

SECTION 8. General Provisions.

(a) No Rights to Awards. No person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

(b) Certificates. All certificates, if any, evidencing Interests or other securities of the Company delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(c) Withholding. A Participant may be required to pay to the Company and the Company shall have the right and is hereby authorized to withhold from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, securities, or other property) of any applicable withholding taxes in respect of an Award or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

(d) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or in any consulting relationship with, the Company. Further, the Company may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(e) Governing Law. The validity, construction, and effect of the Plan shall be determined in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.

(f) Section 409A. It is intended that the terms of this Plan comply with section 409A of the Code. If it is determined that the terms of this Plan have been structured in a manner that would result in adverse tax treatment under Section 409A of the U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect, the parties agree to cooperate in taking all reasonable measures to restructure the arrangement to minimize or avoid such adverse tax treatment without materially impairing Participant’s economic rights.

(g) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.